Exhibit 10.1

AGREEMENT FOR SHARE EXCHANGE

This AGREEMENT FOR SHARE EXCHANGE (this “Agreement”) is entered into on April 27, 2015, by and between Medican Enterprises, Inc., a Nevada corporation (“MEDICAN”), Twyn Products, Inc., a California corporation (“TWYN”), and the shareholders of TWYN as set forth on Exhibit A attached hereto (the “Shareholders”).

RECITALS

MEDICAN is a publicly traded company on the OTCQB under the symbol “MDCN.” Its operations consist of providing support to marijuana-related businesses and investing in legal marijuana-related opportunities.

TWYN is a privately held corporation that owns the trademark rights of “twYns,” “E=marijuanaXcanabidiol2,” “mix your own magic,” and an Einstein caricature as well as 33.33% of the profits in Hemp Health, Inc pertaining to the sales of TWYN products, and other CBD related business properties set forth on Exhibit B hereto.  The trademarks are to be filed with the US Patent and Trademark office as soon as the final art work for the TWYNS products are finalized.  Until such time of such filing, the term “tm” will be used whenever reference is made to TWYNS.

MEDICAN desires to complete a share exchange transaction pursuant to which MEDICAN shall acquire all of the equity ownership of TWYN in exchange for a certain number of shares of the voting stock of MEDICAN as set forth below; and

The Board of Directors of MEDICAN and the Shareholders of TWYN have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement; and

THE PARTIES desire to make certain representations, warranties and agreements in connection with completion of the proposed share exchange transaction.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I
THE EXCHANGE

1.1           The Exchange. At the Closing (as hereinafter defined), MEDICAN shall obtain 100% ownership of TWYN. In exchange, the Shareholders of TWYN shall receive (i) $12,000 per month for a 12 month period commencing on the closing date hereof, and (ii) a total of 5,000,000 newly-issued shares of MEDICAN’s restricted common stock, subject to all stock splits and adjustments, to be issued pro rata as set forth on Exhibit A (the “Exchange” and the shares to be issued by MEDICAN are referred to herein as “Exchange Shares”).  Additionally, the Shareholders of TWYN will receive three additional issuances each of 2,000,000 shares of MEDICAN’s restricted common stock, subject to all stock splits and adjustments, six, 18, and 30 months from the date of this Agreement, as long as this Agreement remains in full force and effect.

The Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law.  For Federal income tax purposes, it is intended that the Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.2    Closing and Effective Time. Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) at such time and place as the parties hereto may agree. Such date shall be the date of Exchange (the "Effective Time").

1.3    Post-Closing Conditions. TWYN agrees to file for the intellectual property and trademark rights jointly with Medican for “twYns,” “E=marijuanaXcanabidiol2,” “mix your own magic,” and an Einstein caricature. TWYN represents it owns a 33.33% royalty interest in Hemp Health, Inc, in the profits of and sales of any TWYN products.  TWYN does not own any shares of Hemp Health, Inc.

 ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1    Representations and Warranties of MEDICAN. MEDICAN represents and warrants to TWYN as follows:

(a)       Organization, Standing and Power. MEDICAN is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)      Capital Structure. As of the date of execution of this Agreement, the authorized capital stock of MEDICAN consists of 1,000,000,000 shares of Common Stock with a par value of $0.001 per share. The Exchange Shares to be issued pursuant to this Agreement shall be, when issued pursuant to the terms of the resolution of the Board of Directors of MEDICAN approving such issuance, validly issued, fully paid and nonassessable and not subject to preemptive rights.  It is understood that MEDICAN is in the process of completing a 10:1 reverse stock split.  Such reverse stock split will not impact the number of authorized shares of common stock of MEDICAN,

(c)    Certificate of Incorporation, Bylaws, and Minute Books. The copies of the Articles of Incorporation and of the Bylaws of MEDICAN are available on the SEC’s website, along with all other quarterly and annual filings; they are true, correct and complete copies thereof.

(d)    Authority. MEDICAN has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of MEDICAN. No other corporate or shareholder proceedings on the part of MEDICAN are necessary to authorize the Exchange, or the other transactions contemplated hereby.

(e)    Conflict with Other Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of MEDICAN or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MEDICAN which violation would have a material adverse effect on MEDICAN taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to MEDICAN in connection with the execution and delivery of this Agreement by MEDICAN or the consummation by MEDICAN of the transactions contemplated hereby.

(f)    Compliance with Laws. MEDICAN is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(g)    Litigation. There is no suit, action or proceeding pending, or, to the knowledge of MEDICAN, threatened against or affecting MEDICAN which is reasonably likely to have a material adverse effect on MEDICAN, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against MEDICAN having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(h)    Tax Returns. MEDICAN has duly filed or will file prior to Closing any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities. There are not now any pending questions relating to or claims asserted for, taxes or assessments asserted upon MEDICAN.

2.2    Representations and Warranties of TWYN. TWYN and Shareholders hereby jointly and severally represent and warrant to MEDICAN as follows:

(a)    Organization, Standing and Power. TWYN is a corporation duly organized, validly existing and in good standing under the laws of the California. The company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of the relevant Acquirer taken as a whole. For purpose of this Section 2.2, “material adverse effect” shall mean, with respect to each Acquirer, the result of one or more events, charges or effects which, individually or in the aggregate, would have a material adverse effect or impact on the business, assets, results of operations, intellectual property rights, prospects or financial condition of such party, taken as a whole, or is reasonably likely to delay or prevent the consummation of the transactions contemplated hereby.

(b)    Capital Structure.  The TWYN shares constitute all of the shares of TWYN and such interests are held only by the Shareholders on the books and records of the Company. There are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from TWYN at any time, or upon the happening of any stated event, any share of the capital stock of TWYN.

(c)    Authority. TWYN has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by its shareholders, has the requisite power and authority to consummate the transactions contemplated hereby. Except as specified herein, no other corporate or shareholder proceedings on the part of TWYN are necessary to authorize the Exchange and the other transactions contemplated hereby.

(d)    Conflict with Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Articles of Organization or Operating Agreement of TWYN or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to TWYN or its properties or assets except for any such conflict or violation, which when taken together with all other conflict or violation, is not likely to have a material adverse effect on the business of the relevant Acquirer taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to TWYN in connection with the execution and delivery of this Agreement by TWYN, or the consummation by TWYN of the transactions contemplated hereby.

(e)    Books and Records. TWYN has made and will make available for inspection by MEDICAN upon reasonable request all the books of account, relating to the business of TWYN. Such books of account have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to MEDICAN by TWYN are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(f)    Compliance with Laws. TWYN is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(g)    Liabilities and Obligations. TWYN has no liabilities that are reflected and reserved against on the TWYN financial statements delivered to MEDICAN that have not been paid or discharged since the date thereof and some additional liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement and disclosed to MEDICAN in writing prior to the Closing.

(h)    Litigation. There is no suit, action or proceeding pending, or, to the knowledge of TWYN threatened against or affecting TWYN, which is reasonably likely to have a material adverse effect on TWYN, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against TWYN having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(i)    Taxes. TWYN has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and TWYN has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. TWYN knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

(j)    Licenses, Permits; Intellectual Property. TWYN owns or possesses in the operation of its business all material authorizations whichare necessary for it to conduct its business as now conducted, and owns outright all of its assets as presented herein. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

2.3    Representations and Warranties of Shareholders. By execution of this Agreement, Shareholders jointly and severally represent and warrant to MEDICAN as follows:

(a)    Shares Free and Clear. The shares of TWYN which Shareholder owns are free and clear of any liens, claims, options, charges or encumbrances of any nature.

(b)    Unqualified Right to Transfer Shares. Shareholder has the unqualified right to sell, assign, and deliver the shares of TWYN and, upon consummation of the transactions contemplated by this Agreement, MEDICAN will acquire good and valid title to such shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(c)  Share Ownership.  The Shareholders are the only shareholders of TWYN, and collectively own 100% of the equity ownership of TWYN.

(d)    Agreement and Transaction Duly Authorized. Shareholder is authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which such Shareholder is a party or by which such Shareholder is bound.

ARTICLE III
COVENANTS RELATING TO CONDUCT OF BUSINESS AND POST CLOSING CONDITIOINS

3.1  Wholly Owned Subsidiary. Following the Closing, TWYN will be a wholly owned subsidiary of MEDICAN.

3.2  Post-Closing Conditions. Gordon agrees to file for the intellectual property and trademark rights for “twYns,” “E=marijuanaXcanabidiol2,” and “mix your own magic.” Gordon will the assign the trademark rights to TWYN. Gordon owns 20% of the founders shares of another company presently in the CBD business and it will be assigned as part of the post-closing conditions. TWYN receives a royalty of 33.33% of the profit of the TWYNS sales, but TWYNS does not receive a royalty on other sales of other products of Hemp Health, Inc.

ARTICLE IV
ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

4.1    Restricted MEDICAN Shares. The Exchange Shares will not be registered under the Securities Act, but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute “offshore transactions” as defined in Regulation S under the Securities Act of 1933. Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption therefrom.

The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at Closing an Investment Letter acknowledging the fact that the Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions.  Such restrictions are not to exceed six months.

4.2    Access to Information. Upon reasonable notice, MEDICAN and TWYN shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, and with respect to TWYN, the Acquired Entities, access to all their respective properties, books, contracts, commitments and records and, during such period, each of MEDICAN and TWYN shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.3 Legal Conditions to Exchange. Each of MEDICAN and TWYN shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange. Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by MEDICAN or TWYN or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

ARTICLE V
CONDITIONS PRECEDENT

5.1    Conditions to Each Party's Obligation to Effect the Exchange. The respective obligations of each party to effect the Exchange shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.

5.2    Conditions to Obligations of MEDICAN. The obligation of MEDICAN to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by MEDICAN:

(a)    Representations and Warranties. The representations and warranties of TWYN set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and TWYN shall complete all government and legal process to transfer 100% of the ownership from the Shareholders to MEDICAN.

(b)    Performance of Obligations of TWYN. TWYN shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and MEDICAN shall have received a certificate signed on behalf of MEDICAN by the principal shareholder or incorporator to such effect.

(c)    Closing Documents. MEDICAN shall have received all closing documents as counsel for MEDICAN shall reasonably request.

(d)    Consents. TWYN shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of MEDICAN, individually or in the aggregate, have a material adverse effect on TWYN and of its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby. TWYN shall also have received the approval of its shareholders in accordance with applicable law.

(e)    Due Diligence Review. MEDICAN shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of TWYN and shall not have determined that any of the representations or warranties of TWYN or its shareholders contained herein are, as of the date hereof or the Closing, inaccurate in any material respect or that TWYN or its shareholders is otherwise in violation of any of the provisions of this Agreement.

(f)    Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of MEDICAN, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against TWYN, the consequences of which, in the judgment of MEDICAN, could be materially adverse to TWYN.

5.3    Conditions to Obligations of TWYN. The obligations of TWYN to effect the Exchange is subject to the satisfaction of the following conditions unless waived by TWYN:

(a)    Representations and Warranties. The representations and warranties of MEDICAN set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, TWYN shall have received a certificate signed on behalf of MEDICAN by the President to such effect.

(b)    Performance of Obligations of MEDICAN. MEDICAN shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and MEDICAN shall have received a certificate signed on behalf of MEDICAN by the President to such effect.

(c)    Consents. MEDICAN shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

(d)    Due Diligence Review. TWYN shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of MEDICAN and shall not have determined that any of the representations or warranties of MEDICAN contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that MEDICAN is otherwise in violation of any of the provisions of this Agreement.

(e)    Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of TWYN, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against MEDICAN the consequences of which, in the judgment of TWYN, could be materially adverse to MEDICAN.

ARTICLE VI
TERMINATION AND AMENDMENT

6.1    Amendment. This Agreement may be amended by mutual agreement of MEDICAN and TWYN.   Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

6.2    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VII
SURVIVAL; TERMINATION; REVERSION

7.1   Survival and Termination. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until one (1) year after the Closing Date.  In the event that MEDICAN misses a payment date, MEDICAN shall have ten (10) days to cure such late payment.  In the event that the delay is not properly cured, Jay Gordon shall have the right to cancel the Agreement and each party shall not be further obligated except that no previously made payments shall be returned.  Furthermore, in the event that MEDICAN fails to issue any of the annual share installments, all ownership in TWYN shall be returned from MEDICAN to Jay Gordon and Mr. Gordon shall retain all cash and stock received to that date.

7.2   Reversion.  In the event that on the first anniversary of the closing date the market price of MEDICAN common stock is below $0.08 per share as adjusted for any applicable share splits, then Jay Gordon shall have the right to pay MEDICAN a total of $5,000 to purchase all outstanding shares of TWYN stock. In this event the parties would unwind any and all business dealings and would have no further obligations toward each other, including no additional share issuances by MEDICAN and no additional cash owed by either party to the other party. All records, files and any other materials relating to TWYNS and MEDICAN shall be returned to the respective party. Other than the payment of the $5,000, none of the $12,000 monthly payments received, nor the vested stock shall be returned or owed to MEDICAN.  Upon failure to make such a transfer MEDICAN would be in default of this Agreement and would then be obligated to accelerate the stock issuances from the scheduled dates to immediate issuances.  Jay Gordon shall have the right to use all trademarks, copyrights and patents that accompany this Agreement, and ownership of said properties would vest back to Gordon.

ARTICLE VIII
GENERAL PROVISIONS

8.1    Survival of Representations, Warranties and Agreements. All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for as long as the applicable status of limitation shall remain open.

8.2    Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

8.3    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.4    Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

8.5    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any California state court or any federal court in the State of California in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

8.6    No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

8.7    Publicity. Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

8.8    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

ARTICLE IX
CONSULTING AGREEMENT

9.1           Consulting Agreement.  Jay Gordon will enter into a consulting agreement with each of MEDICAN and TYYN, but shall not be an officer or director of either company.  He shall provide significant ongoing advisory and consulting services.

[Remainder of page intentionally left blank; signature page to follow.]

IN WITNESS WHEREOF, this Agreement has been signed by the parties set forth below as of the date set forth above.

Medican Enterprises, Inc. _________________________
Name: Ken Williams Title: Chief Executive Officer
Twyn Products, Inc.
_________________________
Name: Jay Gordon Title: CEO

EXHIBIT A

Determination of Amount and Allocation of Exchange Shares

The total shares issued and exchanged in this transaction shall initially be 5,000,000 shares of common stock of MEDICAN, subject to adjustments for any stock splits, dividends, etc.

The exchange shares shall be issued to the existing shareholders of TWYN as TWYN, in its sole discretion, has determined below:

[insert here]

Each additional annual issuance of 2,000,000 shares shall be delivered according to the above allocation.